FOR IMMEDIATE RELEASE

    Harold's Stores, Inc. Reports Fourth Quarter 2006 Sales Results

Dallas,  TX  -  February 2, 2006 - Harold's Stores, Inc. (AMEX  symbol:
HLD), a chain of upscale ladies' and men's specialty apparel stores, announced today sales results for the fourth quarter and year-to-date fiscal periods ended January 28, 2006.

Net sales for the quarter were $20.6 million, compared to $22.8 million for the same period in the previous year, a decrease of 9.4%. Total company comparable store sales decreased 15.0%, with a decrease of 15.6% in full-line retail stores and an increase of 0.4% in the outlet stores. The Company's direct sales (internet and catalog) were $781,000 during the quarter, nearly double the last year's level of $405,000. Additionally, the Company held warehouse sale events in the most recent quarter, producing incremental sales of $886,000 as no such events were held in the prior year period.

Net sales for the fiscal year were $88.2 million compared to $89.3 million for the same period in the prior year, a decrease of 1.2%. For the fiscal year, total company comparable store sales decreased 4.0%, with a decrease of 4.3% in the full-line retail stores and an increase of 4.8% in the outlet stores. The Company's direct sales (internet and catalog) were $3.2 million for the fiscal year, nearly three times the year ago levels of $1.2 million. There was $881,000 in additional warehouse sales volume for the fiscal year.

"As previously disclosed, the 2005 holiday season and the fourth quarter in total proved to be very difficult at Harold's in light of inventory levels being well below the levels of last year. The resulting shortage of gift-giving and wear-now merchandise during a critical time of year further led to a shortage of clearance inventory during the month of January. On the positive side, we have far less markdown exposure than last year on our remaining fall and winter merchandise and have received higher levels of spring merchandise during January this year than in the prior year," said Leonard Snyder, Interim Chief Executive Officer.

Mr. Snyder continued, "We are pleased to have completed the closing on $3 million of additional working capital funding by the Company's largest shareholders. This funding will support the Company's 2006 merchandise initiatives as well as opportunistic real estate opportunities that have been presented to the Company in key markets. Our lender, Wells Fargo Retail Finance II, LLC agreed to extend the term of our lending facility by three years in addition to agreeing to a lower excess availability covenant. We believe that these moves are very positive for the future at Harold's."

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (AMEX symbol: HLD) currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045